Exhibit 99.1

Headquarters Office
1445 Ross Avenue, Ste.1400
Dallas, TX 75202
www.tenethealth.com

Media:	Rick Black (469) 893-2647
Rick.Black@tenethealth.com
Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

Tenet Reports 50% Increase in Adjusted EBITDA for Third Quarter

Outlook Range Raised to $925 Million to $975 Million for 2009 Adjusted EBITDA;

2009 Net Income Outlook Range of $66 Million to $130 Million

Key Metrics (all percentage changes compare Q3’09 data to Q3’08 unless otherwise noted):

•	$240 million in total-hospital adjusted EBITDA, an increase of 50%

•	10.6 % Adjusted EBITDA margin, an increase of 310 basis points

•	$236 million in same-hospital Adjusted EBITDA, an increase of 45.7%

•	Operating income increased to $133 million, compared to $70 million in Q3’08

•

Net loss attributable to common shareholders of $3 million, compared to net income attributable to common shareholders of $104 million in Q3’08, which included pre-tax gains of $140 million on sales of investments

•	Net loss per share of $0.01, compared net income of $0.22 per share in Q3’08

•	$731 million in cash and cash equivalents at Sept. 30, 2009, an increase of $224 million since Dec. 31, 2008

•	Adjusted Free Cash Flow from continuing operations of $142 million, an increase of $106 million from Q3’08

•	Net cash provided by operating activities of $284 million in year-to-date 2009, compared to $141 million in the nine months ended Sept. 30, 2008

•	$91 million in capital expenditures in continuing operations in Q3’08

•	Same-hospital bad debt ratio of 8.5% of net revenues, an increase of 90 basis points from 7.6% in Q3’08, and an increase of 110 basis points from 7.4% in Q2’09

•	0.6% decrease in controllable expenses per adjusted patient day (same-hospital)

•	4.2% increase in commercial managed care revenues (same-hospital)

•	Volume Metrics (same-hospital)

•	0.1% increase in total admissions; 0.1% decrease in paying admissions

•	4.8% increase in outpatient visits; 5.3% increase in paying outpatient visits

•	2.2% increase in total surgeries; 4.4% increase in outpatient surgeries

•	4.5% decrease in commercial managed care admissions; flat commercial managed care outpatient visits

DALLAS – Nov. 3, 2009 – Tenet Healthcare Corporation (NYSE:THC) today reported Adjusted EBITDA, a non-GAAP term defined below, of $240 million for the third quarter ended Sept. 30, 2009, an increase of $80 million, or 50 percent, as compared to $160 million for the third quarter of 2008. On a same-hospital basis, Adjusted EBITDA was $236 million for the third quarter of 2009, an increase of $74 million, or 45.7 percent, as compared to $162 million in the third quarter of 2008. The net loss attributable to common shareholders for the third quarter of 2009 was $3 million, or $0.01 per share, compared to net income attributable to common shareholders of $104 million, or $0.22 per share, for the third quarter of 2008. Net income attributable to common shareholders in the third quarter of 2008 included pre-tax gains on sales of investments of $140 million.

“Our strategies drove a significant enhancement in earnings through the first three quarters of 2009, making this the second consecutive quarter in which we’ve generated year-over-year Adjusted EBITDA growth of 50 percent or better,” said Trevor Fetter, president and chief executive officer. “Adjusted free cash flow from continuing operations was also solid at $142 million. Strong revenue growth, excellent cost control, and robust growth in our outpatient business were more than sufficient to offset an adverse shift in payer mix. While the economy has had some effect year-to-date, it remains less than we would have expected in the context of rising unemployment levels in many of our markets. Given our strong year-to-date performance, we are raising our range for 2009 Adjusted EBITDA to $925 million to $975 million. Additionally, it is important to recognize the strong reception Tenet received from the capital markets this year as it successfully extended more than $2.3 billion of near-term debt maturities and raised fresh capital by accessing the preferred equity market. These actions reduced our leverage and created a much stronger and liquid balance sheet.”

Continuing Operations

Net loss attributable to common shareholders was $3 million in the third quarter of 2009, or $0.01 per share, including the following items with an aggregate, net unfavorable impact of $18 million after-tax, or $0.04 per share:

1.	Loss from discontinued operations, net of tax, of $5 million, or $0.01 per share;

2.	Favorable income tax adjustments of $3 million, or zero cents per share, primarily related to a decrease in the Company’s valuation allowance for deferred tax assets and other tax adjustments;

3.	Loss from early extinguishment of debt of $16 million pre-tax, $10 million after-tax before the deferred tax valuation allowance, or $0.02 per share;

4.	Litigation and investigation costs of $3 million pre-tax, $2 million after-tax before the deferred tax valuation allowance, or zero cents per share; and

5.	Impairment of long lived-assets and goodwill, and restructuring charges of $7 million pre-tax, $4 million after-tax before the tax valuation allowance, or $0.01 per share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term defined below, was $240 million, or a margin of 10.6 percent of net operating revenues, in the third quarter of 2009. This represents an increase of $80 million, or 50 percent, from Adjusted EBITDA of $160 million in the third quarter of 2008, and a margin increase of 310 basis points as compared to an Adjusted EBITDA margin of 7.5 percent in the third quarter of 2008.

Same-hospital Adjusted EBITDA was $236 million in the third quarter of 2009, an increase of $74 million, or 45.7 percent, from the $162 million in the third quarter of 2008. The same-hospital Adjusted EBITDA margin increased by 290 basis points to 10.5 percent in the third quarter of 2009 compared to 7.6 percent in the third quarter of 2008. Same-hospital financial data excludes the results from one of the Company’s hospitals as discussed below.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) attributable to common shareholders of Tenet Healthcare Corporation before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) net income attributable to noncontrolling interests; (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax; (5) income tax (expense) benefit; (6) net gains (losses) on sales of investments; (7) investment earnings (loss); (8) gain (loss) from early extinguishment of debt; (9) interest expense; (10) litigation and investigation (costs) benefit, net of insurance recoveries; (11) hurricane insurance recoveries, net of costs; (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (13) amortization; and (14) depreciation. A reconciliation of Adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation common shareholders is provided in Table #1 at the end of this release.

Same-Hospital Data

Same-hospital continuing operations data excludes Sierra Providence East Medical Center, in El Paso, which opened on May 21, 2008. Same-hospital continuing operations data is the primary form of tabular data presentation in the narrative sections of this document. There are currently 48 hospitals in same-hospital continuing operations. Sierra Providence East Medical Center will be added to our same-hospital reporting beginning in the first quarter of 2010.

Admissions, Patient Days and Surgeries

Admissions, Patient Days and Surgeries	Same-Hospital Continuing Operations
	Q3’09	Q3’08	Change (%)
Commercial Managed Care Admissions	33,204	34,759	(4.5)
Governmental Managed Care Admissions	29,539	27,065	9.1
Medicare Admissions	37,131	38,127	(2.6)
Medicaid Admissions	16,694	16,531	1.0
Uninsured Admissions	6,107	6,301	(3.1)
Charity Care Admissions	2,620	2,164	21.1
Other Admissions	3,357	3,578	(6.2)
Total Admissions	128,652	128,525	0.1
Paying Admissions (excludes Charity + Uninsured)	119,925	120,060	(0.1)
Charity Admissions + Uninsured Admissions	8,727	8,465	3.1
Admissions through Emergency Department	73,082	70,741	3.3
Commercial Managed Care Admits / Total Admits (%)	25.8	27.0	(1.2) (a)
Emergency Department Admissions / Total Admits (%)	56.8	55.0	1.8(a)
Uninsured Admissions / Total Admissions (%)	4.7	4.9	(0.2)(a)
Charity Admissions / Total Admissions (%)	2.0	1.7	0.3 (a)
Surgeries – Inpatient	38,828	39,121	(0.7)
Surgeries – Outpatient	52,906	50,655	4.4
Surgeries – Total	91,734	89,776	2.2
Patient Days – Total	616,850	625,702	(1.4)
Adjusted Patient Days (b)	926,344	916,104	1.1
Patient Days – Commercial Managed Care	132,119	136,970	(3.5)
Average Length of Stay (days)	4.8	4.9	(0.1) (a)
Adjusted Patient Admissions (b)	194,568	189,536	2.7

(a)    This change is the difference between the Q3’09 and Q3’08 amounts shown.

(b)    “Adjusted Patient Days / Admissions” represents actual patient days / admissions adjusted to include outpatient services by multiplying actual patient days / admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Total admissions were relatively flat in the third quarter with an increase of 0.1 percent as compared to the third quarter of 2008. In the third quarter of 2008, total admissions had increased by 1.9 percent as compared to the third quarter of 2007, providing a strong prior-year comparative. Commercial managed care admissions declined by 4.5 percent, which compared favorably to the 5.7 percent decline in the second quarter of 2009.

The Company’s California Region and its Philadelphia Market each reported positive total admissions growth in the quarter. Tenet’s other regions reported admissions declines in the third quarter. Total surgery growth remained strong growing by 2.2 percent with outpatient surgeries growing by 4.4 percent but inpatient surgeries declining by 0.7 percent.

Flu related admissions were not a major factor in the quarter, adding 339 admissions to the third quarter of 2009 as compared to 17 flu related admissions in the third quarter of 2008, an increase of 322 admissions.

Outpatient Visits

Outpatient Visits	Same-Hospital Continuing Operations
	Q3’09	Q3’08	Change (%)
Commercial Managed Care OP Visits	351,592	351,594	—
Governmental Managed Care OP Visits	186,544	155,156	20.2
Medicare OP Visits	212,008	207,515	2.2
Medicaid OP Visits	75,936	68,103	11.5
Uninsured OP Visits	97,189	98,282	(1.1)
Charity Care OP Visits	7,135	5,320	34.1
Other OP Visits	52,685	52,028	1.3
Total OP Visits	983,089	937,998	4.8
Paying OP Visits (excludes Uninsured + Charity)	878,765	834,396	5.3
OP Surgery Visits	52,906	50,655	4.4
Emergency Department OP Visits	357,122	326,769	9.3
Charity + Uninsured OP Visits	104,324	103,602	0.7
Charity + Uninsured OP Visits / Total OP Visits (%)	10.6	11.0	(0.4) (a)
Paying OP Visits / Total OP Visits	89.4	89.0	0.4 (a)
Commercial OP Visits / Total Visits (%)	35.8	37.5	(1.7) (a)
(a) This change is the difference between the Q3’09 and Q3’08 amounts shown.

Total same-hospital outpatient volume grew by 45,091 visits, or 4.8 percent, in the third quarter of 2009 compared to the third quarter of 2008. Tenet has now reported year-over-year growth in outpatient visits in six of the last seven quarters.

Changes in outpatient payer mix included growth in paying patients which rose to 89.4 percent of total outpatient visits, an increase of 40 basis points as compared to 89.0 percent in the third quarter of 2008, and a smaller contribution from commercial outpatient visits, which declined to 35.8 percent of total outpatient visits, a decline of 170 basis points as compared to 37.5 percent in the third quarter of 2008.

Newly opened or acquired facilities contributed 1,814 visits, net of the loss of visits from centers which were closed in the period following September 30, 2008. Excluding this net incremental volume from new facilities, organic growth in outpatient visits would have been an increase of 43,277 visits, or growth of 4.6 percent.

Outpatient surgeries also reported a strong quarter increasing by 4.4 percent. Outpatient surgeries grew by 3.5 percent in the second quarter of 2009. Outpatient imaging also continued its growth trend, increasing by 2.7 percent relative to the third quarter of 2008. Emergency Department outpatient visits increased by 30,353 visits, or 9.3 percent, in the third quarter of 2009 as compared to the third quarter of 2008. This increase in Emergency Department outpatient visits contributed 67 percent of the increase in total outpatient visits in the quarter.

Charity plus uninsured outpatient visits increased by 0.7 percent as compared to a decline rate of 3.4 percent in the second quarter of 2009.

Flu-related outpatient visits were 5,271 in the third quarter of 2009 as compared to 214 in the third quarter of 2008. This increase of 5,057 visits accounted for 11 percent of the total increase in outpatient visits of 45,091.

All of the Company’s regions exhibited growth in outpatient visits in the third quarter with the strongest growth coming from the Central and Florida Regions and the Philadelphia Market, each of which saw outpatient visit growth in excess of 8 percent. The Company’s California and Southern States Regions grew outpatient visits by more than one percent.

Revenues

Revenues ($ in millions)	Same-Hospital Continuing Operations
	Q3’09	Q3’08	Change (%)
Net Operating Revenues	2,238	2,127	5.2
Net Patient Revenue from Commercial Managed Care	886	850	4.2
Revenues from the Uninsured	166	152	9.2

Revenue growth remained robust in the third quarter of 2009 with an increase of $111 million, or 5.2 percent, on a same-hospital basis. Favorable prior-year cost report adjustments contributed $11 million to net operating revenues in the third quarter of 2009 as compared to a contribution of $10 million in the third quarter of 2008. Excluding prior year cost report adjustments from both quarters, same-hospital revenues would have shown the same increase of 5.2 percent. Net operating revenues in the third quarter of 2009 include $6 million of revenue recognized by the Company’s Philadelphia Market related to calendar year 2008 that was approved for distribution to Tenet in the third quarter of 2009 by a Philadelphia HMO in which Tenet holds a minority interest.

Commercial managed care revenues grew by 4.2 percent on a same-hospital basis, a rate of growth significantly stronger than the 4.5 percent decline in commercial managed care admissions and the flat commercial managed care outpatient visits as compared to the third quarter of 2008.

Pricing

Pricing ($)	Same-Hospital Continuing Operations
	Q3’09	Q3’08	Change (%)
Net Inpatient Revenue per Admission	11,286	10,885	3.7
Net Inpatient Revenue per Patient Day	2,354	2,236	5.3
Net Outpatient Revenue per Visit	711	692	2.7
Net Patient Revenue per Adjusted Patient Admission	11,055	10,805	2.3
Net Patient Revenue per Adjusted Patient Day	2,322	2,236	3.8
Managed Care: Net Inpatient Revenue per Admission	12,133	11,469	5.8
Managed Care: Net Outpatient Revenue per Visit	823	813	1.2

Pricing improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. The growth in net inpatient revenue per admission of 3.7 percent was adversely impacted by a mix shift, including a decline in commercial managed care admissions as a percent of total admissions to 25.8 percent in the third quarter of 2009 as compared to 27.0 percent of total admissions in the third quarter of 2008.

In a similar fashion, the 2.7 percent growth in outpatient revenue per visit was constrained by the decline of commercial outpatient visits as a percent of total outpatient visits to 35.8 percent in the third quarter of 2009 as compared to 37.5 percent of total outpatient visits in the third quarter of 2008.

Controllable Operating Expenses

Controllable Operating Expenses	Same-Hospital Continuing Operations
	Q3’09	Q3’08	Change (%)
Salaries, Wages & Benefits ($mm)	945	937	0.9
Supplies ($mm)	386	375	2.9
Other Operating Expenses ($mm)	481	491	(2.0)
Total Controllable Operating Expenses ($mm)	1,812	1,803	0.5
Rent / Lease Expense (a) ($mm)	34	35	(2.9)
Unit Cost Statistics
Salaries, Wages & Benefits per Adjusted Patient Day ($)	1,020	1,023	(0.3)
Supplies per Adjusted Patient Day ($)	417	409	2.0
Other Operating Expenses per Adjusted Patient Day ($)	519	536	(3.2)
Total Controllable Operating Expenses per Adjusted Patient Day ($)	1,956	1,968	(0.6)
(a) Included in Other Operating Expenses

Salaries, wages and benefits per adjusted patient day decreased by 0.3 percent in the third quarter of 2009 compared to the third quarter of 2008. This decrease is primarily due to a decline in full-time employee headcount, reduced contract labor expense, lower 401(k) match expense, and lower overtime costs. These cost efficiencies were partially offset by higher health benefits costs, and increased accruals for annual incentive compensation. Contract labor expense, which is included in salaries, wages and benefits, was $16 million in the third quarter of 2009, a decrease of $18 million, or 53 percent, compared to the third quarter of 2008. The third quarter of 2009 also included a $3 million favorable pension expense adjustment related to the termination of a fully funded and frozen retirement plan of a previously acquired company.

Supplies expense per adjusted patient day increased by 2.0 percent compared to the third quarter of 2008. The increase in supplies expense is primarily due to the increase in the number of surgeries which grew by 2.2 percent, and the increased utilization of high cost implants. A portion of the increase in supplies expense was offset by revenue growth related to payments we receive from certain payers.

Other operating expenses per adjusted patient day decreased by 3.2 percent compared to the third quarter of 2008. Contributing to this decrease was a $4 million, or 12.9 percent, decline in total hospital malpractice expense to $27 million, compared to $31 million in the third quarter of 2008. This decrease is primarily attributable to improved claims experience. Declines in consulting costs, utility costs and information systems implementation costs also had a favorable impact on other operating expenses. The favorable impact of these items was partially offset by increases in costs of contracted services and a reduction in information systems and business office costs allocable to discontinued operations.

Total controllable operating expenses, which is defined as salaries, wages & benefits, supplies, and other operating expenses, declined by 0.6 percent on a per adjusted patient day basis compared to the third quarter of 2008.

Provision for Doubtful Accounts

Bad Debt	Same-Hospital Continuing Operations
	Q3’09	Q3’08	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	190	162	17.3
Bad Debt / Net Operating Revenues (%)	8.5	7.6	0.9(a)
Collection Rate from Self-Pay (b) (%)	30.3	33.3	(3.0)(a)
Collection Rate from Managed Care Payers (%)	97.8	97.9	(0.1)(a)
(a) This change is the difference between the Q3’09 and Q3’08 amounts shown. (b) “Self-pay” accounts receivable are comprised of both uninsured and balance-after insurance receivables.

Bad debt expense increased by $28 million, or 17.3 percent, compared to the third quarter of 2008. The increase in bad debt expense was related to higher pricing, and decreased collection rates from self-pay accounts, partially offset by a decline in uninsured volumes and improved managed care accounts receivable aging categories.

The Company’s self-pay collection rate, which is the aggregate collection rate for uninsured and balance-after insurance accounts receivable, declined to approximately 30.3 percent in the third quarter of 2009 compared to 33.3 percent in the third quarter of 2008, and 30.8 percent in the second quarter of 2009.

The estimated direct and allocated costs (based on selected operating expenses, which include salaries, wages and benefits, supplies and other operating expenses) of caring for uninsured patients were $100 million and $93 million, respectively, for the third quarters of 2009 and 2008.

Accounts Receivable

Consolidated accounts receivable were approximately $1.195 billion at September 30, 2009 and $1.225 billion at June 30, 2009. Accounts receivable days outstanding from continuing operations were 47 days at September 30, 2009 compared to 48 days at June 30, 2009 and 50 days at December 31, 2008. This amount is calculated as accounts receivable from continuing operations divided by net revenue from continuing operations divided by the number of days in the quarter.

Cash Flow

Cash and cash equivalents were $731 million at September 30, 2009, a decrease of $27 million from $758 million at June 30, 2009.

Significant cash flow items in the three months ended September 30, 2009 included:

•	Payments of $383 million to purchase $376 million aggregate principal amount of our senior notes due in 2011, 2012, 2014, 2015 and 2031;

•	Net proceeds of $334 million from the issuance of 345,000 shares of 7.0% mandatory convertible preferred stock;

•

Interest payments of $100 million, including $4 million of payments that were accelerated and paid in the three months ended September 30, 2009 as a result of our repurchase of $308 million aggregate principal amount of our senior notes due in 2015 and $20 million of interest payments under an interest rate swap agreement that has the effect of converting our 7 3/8% senior notes due 2013 from a fixed interest rate paid semi-annually to a variable interest rate paid monthly based on the one-month LIBOR plus a floating rate spread of approximately 5.46%;

•	$18 million received under the interest rate swap agreement discussed above;

•	Cash distributions of $3 million received related to the Company’s investment in the Reserve Yield Plus Fund, which are classified as investing activity cash flows;

•	Capital expenditures of $91 million;

•	$23 million in principal payments classified as operating cash outflows from continuing operations related to our 2006 civil settlement with the federal government;

•	$81 million in payments classified as operating cash outflows from continuing operations related to our 2009 settlement of wage and hour actions; and;

•	Income tax payments of $7 million.

Outlook for 2009

The Company is raising its 2009 outlook range for Adjusted EBITDA by $25 million to a new 2009 outlook range of $925 million to $975 million. The outlook for net income attributable to common shareholders for 2009 is in a range from $66 million to $130 million. A reconciliation of the Company’s outlook for 2009 Adjusted EBITDA to the outlook for net income attributable to common shareholders of Tenet Healthcare Corporation for the year ending Dec. 31, 2009 is provided in Table #3 below.

This favorable refinement to the 2009 outlook range reflects the Company’s stronger than anticipated results of operations in the third quarter.

Management’s Webcast Discussion of Third Quarter Results

Tenet management will discuss third quarter 2009 results on a webcast scheduled for 10:00 AM (ET) on Nov. 3, 2009. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors. A set of slides, which the Company will refer to on the call, will be posted to the Company’s website at approximately 7:30 AM (ET).

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2008, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended September 30,
	2009	%	2008	%	Change

Net operating revenues	$2,262	100.0%	$2,140	100.0%	5.7%
Operating expenses:
Salaries, wages and benefits	(954)	(42.2%)	(943)	(44.1%)	1.2%
Supplies	(389)	(17.2%)	(376)	(17.6%)	3.5%
Provision for doubtful accounts	(193)	(8.5%)	(164)	(7.7%)	17.7%
Other operating expenses, net	(486)	(21.5%)	(497)	(23.1%)	(2.2%)
Depreciation	(85)	(3.8%)	(84)	(3.9%)	1.2%
Amortization	(12)	(0.5%)	(10)	(0.5%)	20.0%
Impairment of long-lived assets and goodwill, and restructuring charges	(7)	(0.3%)	(1)	—
Litigation and investigation (costs) benefit, net of insurance recoveries	(3)	(0.1%)	5	0.2%

Operating income	133	5.9%	70	3.3%
Interest expense	(112)		(106)
Loss from early extinguishment of debt	(16)		—
Investment earnings	2		12
Net gain on sales of investments	—		140

Income from continuing operations, before income taxes	7		116
Income tax (expense) benefit	(3)		4

Income from continuing operations, before discontinued operations	4		120
Discontinued operations:
Loss from operations	(2)		(33)
Impairment of long-lived assets and goodwill, and restructuring charges	(1)		(21)
Net losses on sales of facilities	—		(3)
Litigation settlements, net of insurance recoveries	—		39
Income tax (expense) benefit	(2)		4

Loss from discontinued operations	(5)		(14)

Net income (loss)	(1)		106

Less: Preferred stock dividends	—		—

Less: Net income attributable to noncontrolling interests	2		2

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(3)		$104

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$—		$0.25
Discontinued operations	(0.01)		(0.03)

	$(0.01)		$0.22

Diluted
Continuing operations	$—		$0.25
Discontinued operations	(0.01)		(0.03)

	$(0.01)		$0.22

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	481,008		476,898
Diluted	498,084		480,789

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Nine Months Ended September 30,
	2009	%	2008	%	Change

Net operating revenues	$6,753	100.0%	$6,408	100.0%	5.4%
Operating expenses:
Salaries, wages and benefits	(2,868)	(42.5%)	(2,822)	(44.0%)	1.6%
Supplies	(1,175)	(17.4%)	(1,126)	(17.6%)	4.4%
Provision for doubtful accounts	(516)	(7.6%)	(462)	(7.2%)	11.7%
Other operating expenses, net	(1,430)	(21.2%)	(1,459)	(22.8%)	(2.0%)
Depreciation	(257)	(3.8%)	(249)	(3.9%)	3.2%
Amortization	(34)	(0.5%)	(28)	(0.4%)	21.4%
Impairment of long-lived assets and goodwill, and restructuring charges	(13)	(0.2%)	(4)	(0.1%)
Litigation and investigation costs, net of insurance recoveries	(13)	(0.2%)	(45)	(0.7%)

Operating income	447	6.6%	213	3.3%
Interest expense	(342)		(312)
Gain from early extinguishment of debt	97		—
Investment earnings (loss)	(1)		21
Net gain on sales of investments	15		140

Income from continuing operations, before income taxes	216		62
Income tax (expense) benefit	(12)		19

Income from continuing operations, before discontinued operations	204		81
Discontinued operations:
Loss from operations	(14)		(25)
Impairment of long-lived assets and goodwill, and restructuring charges	(16)		(38)
Net gains (losses) on sales of facilities	(2)		5
Litigation settlements, net of insurance recoveries	—		39
Income tax expense	(4)		(1)

Loss from discontinued operations	(36)		(20)

Net income	168		61

Less: Preferred stock dividends	—		—

Less: Net income attributable to noncontrolling interests	8		3

Net income attributable to Tenet Healthcare Corporation common shareholders	$160		$58

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.41		$0.16
Discontinued operations	(0.08)		(0.04)

	$0.33		$0.12

Diluted
Continuing operations	$0.40		$0.16
Discontinued operations	(0.07)		(0.04)

	$0.33		$0.12

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	479,942		476,091
Diluted	489,688		478,662

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(Dollars in Millions)	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$731	$507
Investments in Reserve Yield Plus Fund	3	14
Investments in marketable securities	16	2
Accounts receivable, less allowance for doubtful accounts	1,195	1,337
Inventories of supplies, at cost	153	161
Income tax receivable	—	6
Deferred income taxes	80	82
Assets held for sale	37	310
Other current assets	324	290

Total current assets	2,539	2,709
Investments and other assets	181	242
Property and equipment, at cost, less accumulated depreciation and amortization	4,172	4,291
Goodwill	607	609
Other intangible assets, at cost, less accumulated amortization	377	323

Total assets	$7,876	$8,174

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2	$2
Accounts payable	638	686
Accrued compensation and benefits	380	414
Professional and general liability reserves	114	127
Accrued interest payable	123	125
Accrued legal settlement costs	96	168
Other current liabilities	419	427

Total current liabilities	1,772	1,949
Long-term debt, net of current portion	4,267	4,778
Professional and general liability reserves	486	536
Accrued legal settlement costs	—	72
Other long-term liabilities	562	591
Deferred income taxes	116	101

Total liabilities	7,203	8,027
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock	334	—
Common stock	26	26
Additional paid-in capital	4,464	4,445
Accumulated other comprehensive loss	(27)	(37)
Accumulated deficit	(2,692)	(2,852)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	626	103
Noncontrolling interests	47	44

Total equity	673	147

Total liabilities and equity	$7,876	$8,174

TENET HEALTHCARE CORPORATION

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(Dollars in Millions)	Nine Months Ended September 30,
	2009	2008
Net income	$168	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	291	277
Provision for doubtful accounts	516	462
Net gain on sales of investments	(15)	(140)
Deferred income tax expense	17	11
Stock-based compensation expense	18	27
Impairment of long-lived assets and goodwill, and restructuring charges	13	4
Litigation and investigation costs, net of insurance recoveries	13	45
Net gain from early extinguishment of debt	(97)	—
Fair market value adjustments related to interest rate swap and LIBOR cap agreements	(1)	—
Proceeds from interest rate swap agreement	18	—
Pretax loss from discontinued operations	32	19
Other items, net	(2)	(3)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(498)	(478)
Inventories and other current assets	(25)	6
Income taxes	13	(32)
Accounts payable, accrued expenses and other current liabilities	(37)	(45)
Other long-term liabilities	(6)	(27)
Payments against reserves for restructuring charges and litigation costs	(165)	(79)
Net cash provided by operating activities from discontinued operations, excluding income taxes	31	33

Net cash provided by operating activities	284	141
Cash flows from investing activities:
Purchases of property and equipment—Continuing operations	(216)	(332)
Purchases of property and equipment—Discontinued operations	(1)	(16)
Construction of new and replacement hospitals	(47)	(65)
Purchase of business	—	(92)
Proceeds from sales of facilities and other assets – discontinued operations	221	160
Proceeds from sales of marketable securities, long-term investments and other assets	55	192
Proceeds from hospital authority bonds	49	8
Purchases of marketable securities	(17)	(17)
Distributions received from (reclassification of) investments in Reserve Yield Plus Fund	11	(48)
Proceeds from cash surrender value or basis reduction of insurance policies	—	4
Other items, net	—	3

Net cash provided by (used in) investing activities	55	(203)
Cash flows from financing activities:
Repayments of borrowings	(1,285)	(1)
Proceeds from borrowings	885	1
Deferred debt issuance costs	(47)	(3)
Proceeds from issuance of mandatory convertible preferred stock	334	—
Cash dividends on preferred stock	—	—
Contributions from noncontrolling interests	—	7
Distributions paid to noncontrolling interests	(5)	(2)
Other items, net	3	—

Net cash provided by (used in) financing activities	(115)	2

Net increase (decrease) in cash and cash equivalents	224	(60)
Cash and cash equivalents at beginning of period	507	572

Cash and cash equivalents at end of period	$731	$512

Supplemental disclosures:
Interest paid, net of capitalized interest	$(340)	$(321)
Income tax refunds (payments), net	$15	$(3)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per
admission and per visit amounts)	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change		2009	2008	Change

Net inpatient revenues	$1,452	$1,399	3.8%		$4,380	$4,254	3.0%
Net outpatient revenues	$699	$649	7.7%		$2,050	$1,914	7.1%

Number of general hospitals (at end of period)	48	48	—	*	48	48	—	*
Licensed beds (at end of period)	13,309	13,256	0.4%		13,309	13,256	0.4%
Average licensed beds	13,309	13,261	0.4%		13,303	13,276	0.2%
Utilization of licensed beds	50.4%	51.3%	(0.9%)	*	52.5%	53.8%	(1.3%)	*
Patient days	616,850	625,702	(1.4%)		1,908,053	1,955,366	(2.4%)
Adjusted patient days	926,344	916,104	1.1%		2,828,112	2,815,525	0.4%
Net inpatient revenue per patient day	$2,354	$2,236	5.3%		$2,296	$2,176	5.5%
Admissions	128,652	128,525	0.1%		391,362	393,378	(0.5%)
Adjusted patient admissions	194,568	189,536	2.7%		584,011	570,619	2.3%
Net inpatient revenue per admission	$11,286	$10,885	3.7%		$11,192	$10,814	3.5%
Average length of stay (days)	4.8	4.9	(0.1)	*	4.9	5.0	(0.1)	*
Surgeries	91,734	89,776	2.2%		272,385	266,719	2.1%
Net outpatient revenue per visit	$711	$692	2.7%		$701	$676	3.7%
Outpatient visits	983,089	937,998	4.8%		2,924,685	2,829,706	3.4%

Sources of net patient revenue
Medicare	24.4%	25.1%	(0.7%)	*	25.2%	25.5%	(0.3%)	*
Medicaid	8.5%	8.6%	(0.1%)	*	8.3%	8.5%	(0.2%)	*
Managed care governmental	14.8%	13.2%	1.6%	*	14.8%	13.2%	1.6%	*
Managed care commercial	41.2%	41.5%	(0.3%)	*	41.2%	41.2%	—	*
Indemnity, self-pay and other	11.1%	11.6%	(0.5%)	*	10.5%	11.6%	(1.1%)	*

*	This change is the difference between the 2009 and 2008 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change		2009	2008	Change

Net inpatient revenues	$1,466	$1,405	4.3%		$4,421	$4,261	3.8%
Net outpatient revenues	$709	$657	7.9%		$2,079	$1,924	8.1%

Number of general hospitals (at end of period)	49	49	—	*	49	49	—	*
Licensed beds (at end of period)	13,419	13,366	0.4%		13,419	13,366	0.4%
Average licensed beds	13,419	13,371	0.4%		13,413	13,337	0.6%
Utilization of licensed beds	50.4%	51.0%	(0.6%)	*	52.6%	53.6%	(1.0%)	*
Patient days	622,427	627,942	(0.9%)		1,924,777	1,958,219	(1.7%)
Adjusted patient days	935,375	920,430	1.6%		2,854,688	2,821,176	1.2%
Net inpatient revenue per patient day	$2,355	$2,237	5.3%		$2,297	$2,176	5.6%
Admissions	130,258	129,205	0.8%		395,901	394,276	0.4%
Adjusted patient admissions	197,164	190,843	3.3%		591,223	572,398	3.3%
Net inpatient revenue per admission	$11,255	$10,874	3.5%		$11,167	$10,807	3.3%
Average length of stay (days)	4.8	4.9	(0.1)	*	4.9	5.0	(0.1)	*
Surgeries	92,437	90,146	2.5%		274,243	267,199	2.6%
Net outpatient revenue per visit	$712	$695	2.4%		$702	$678	3.5%
Outpatient visits	995,968	945,569	5.3%		2,962,755	2,839,708	4.3%

Sources of net patient revenue
Medicare	24.4%	25.1%	(0.7%)	*	25.1%	25.5%	(0.4%)	*
Medicaid	8.5%	8.6%	(0.1%)	*	8.3%	8.5%	(0.2%)	*
Managed care governmental	14.8%	13.3%	1.5%	*	14.8%	13.1%	1.7%	*
Managed care commercial	41.2%	41.6%	(0.4%)	*	41.2%	41.2%	—%	*
Indemnity, self-pay and other	11.1%	11.4%	(0.3%)	*	10.6%	11.7%	(1.1%)	*

*	This change is the difference between the 2009 and 2008 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2009 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended			Nine Months Ended
	3/31/09	6/30/09	9/30/09	9/30//09

Net operating revenues	$2,262	$2,229	$2,262	$6,753
Operating expenses:
Salaries, wages and benefits	(965)	(949)	(954)	(2,868)
Supplies	(391)	(395)	(389)	(1,175)
Provision for doubtful accounts	(156)	(167)	(193)	(516)
Other operating expenses, net	(472)	(472)	(486)	(1,430)
Depreciation	(85)	(87)	(85)	(257)
Amortization	(11)	(11)	(12)	(34)
Impairment of long-lived assets and goodwill, and restructuring charges	(5)	(1)	(7)	(13)
Litigation and investigation costs	(1)	(9)	(3)	(13)

Operating income	176	138	133	447
Interest expense	(110)	(120)	(112)	(342)
Gain (loss) from early extinguishment of debt	134	(21)	(16)	97
Investment earnings (loss)	2	(5)	2	(1)
Net gain on sales of investments	—	15	—	15

Income from continuing operations, before income taxes	202	7	7	216
Income tax expense	(5)	(4)	(3)	(12)

Income from continuing operations, before discontinued operations	197	3	4	204
Discontinued operations:
Loss from operations	(1)	(11)	(2)	(14)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(6)	(1)	(16)
Net losses on sales of facilities	(2)	—	—	(2)
Income tax expense	(2)	—	(2)	(4)

Loss from discontinued operations	(14)	(17)	(5)	(36)

Net income (loss)	183	(14)	(1)	168
Less: Preferred stock dividends	—	—	—	—
Less: Net income attributable to noncontrolling interests	5	1	2	8

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$178	$(15)	$(3)	$160

Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Continuing operations	$0.40	$0.01	$—	$0.40
Discontinued operations	(0.03)	(0.04)	(0.01)	(0.07)

	$0.37	$(0.03)	$(0.01)	$0.33

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	478,372	480,447	481,008	479,942
Diluted	479,512	488,244	498,084	489,688

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2009 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended			Nine Months Ended
	3/31/09	6/30/09	9/30/09	9/30/09

Net inpatient revenues	$1,501	$1,427	$1,452	$4,380
Net outpatient revenues	$659	$692	$699	$2,050

Number of general hospitals (at end of period)	48	48	48	48
Licensed beds (at end of period)	13,305	13,309	13,309	13,309
Average licensed beds	13,299	13,301	13,309	13,303
Utilization of licensed beds	55.7%	51.6%	50.4%	52.5%
Patient days	667,078	624,125	616,850	1,908,053
Adjusted patient days	970,266	931,502	926,344	2,828,112
Net inpatient revenue per patient day	$2,250	$2,286	$2,354	$2,296
Admissions	133,892	128,818	128,652	391,362
Adjusted patient admissions	195,871	193,572	194,568	584,011
Net inpatient revenue per admission	$11,211	$11,078	$11,286	$11,192
Average length of stay (days)	5.0	4.9	4.8	4.9
Surgeries	89,076	91,575	91,734	272,385
Net outpatient revenue per visit	$688	$704	$711	$701
Outpatient visits	958,501	983,095	983,089	2,924,685

Sources of net patient revenue
Medicare	27.0%	24.0%	24.4%	25.2%
Medicaid	8.0%	8.4%	8.5%	8.3%
Managed care governmental	14.8%	14.8%	14.8%	14.8%
Managed care commercial	40.6%	41.8%	41.2%	41.2%
Indemnity, self-pay and other	9.6%	11.0%	11.1%	10.5%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2009 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended			Nine Months Ended
	3/31/09	6/30/09	9/30/09	9/30/09

Net inpatient revenues	$1,514	$1,441	$1,466	$4,421
Net outpatient revenues	$668	$702	$709	$2,079

Number of general hospitals (at end of period)	49	49	49	49
Licensed beds (at end of period)	13,415	13,419	13,419	13,419
Average licensed beds	13,409	13,411	13,419	13,413
Utilization of licensed beds	55.7%	51.6%	50.4%	52.6%
Patient days	672,636	629,714	622,427	1,924,777
Adjusted patient days	978,841	940,472	935,375	2,854,688
Net inpatient revenue per patient day	$2,251	$2,288	$2,355	$2,297
Admissions	135,335	130,308	130,258	395,901
Adjusted patient admissions	198,097	195,962	197,164	591,223
Net inpatient revenue per admission	$11,187	$11,058	$11,255	$11,167
Average length of stay (days)	5.0	4.8	4.8	4.9
Surgeries	89,640	92,166	92,437	274,243
Net outpatient revenue per visit	$688	$704	$712	$702
Outpatient visits	970,319	996,468	995,968	2,962,755

Sources of net patient revenue
Medicare	26.9%	24.0%	24.4%	25.1%
Medicaid	7.9%	8.3%	8.5%	8.3%
Managed care governmental	14.8%	14.9%	14.8%	14.8%
Managed care commercial	40.6%	41.9%	41.2%	41.2%
Indemnity, self-pay and other	9.8%	10.9%	11.1%	10.6%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08

Net operating revenues	$2,156	$2,112	$2,140	$2,177	$8,585
Operating expenses:
Salaries, wages and benefits	(945)	(934)	(943)	(957)	(3,779)
Supplies	(374)	(376)	(376)	(385)	(1,511)
Provision for doubtful accounts	(145)	(153)	(164)	(166)	(628)
Other operating expenses, net	(476)	(486)	(497)	(469)	(1,928)
Depreciation	(81)	(84)	(84)	(84)	(333)
Amortization	(9)	(9)	(10)	(10)	(38)
Impairment of long-lived assets and goodwill, and restructuring charges	(1)	(2)	(1)	(12)	(16)
Litigation and investigation (costs) benefit, net of insurance recoveries	(47)	(3)	5	4	(41)

Operating income	78	65	70	98	311
Interest expense	(104)	(102)	(106)	(106)	(418)
Investment earnings	5	4	12	1	22
Net gain (loss) on sales of investments	—	—	140	(1)	139

Income (loss) from continuing operations, before income taxes	(21)	(33)	116	(8)	54

Income tax (expense) benefit	(1)	16	4	6	25

Income (loss) from continuing operations, before discontinued operations	(22)	(17)	120	(2)	79
Discontinued operations:
Income (loss) from operations	4	4	(33)	23	(2)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(7)	(21)	(57)	(95)
Net gains (losses) on sales of facilities	—	8	(3)	1	6
Litigation settlements, net of insurance recoveries	—	—	39	—	39
Income tax (expense) benefit	(2)	(3)	4	6	5

Income (loss) from discontinued operations	(8)	2	(14)	(27)	(47)

Net income (loss)	(30)	(15)	106	(29)	32

Less: Net income attributable to noncontrolling interests	1	—	2	4	7

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(31)	$(15)	$104	$(33)	$25

Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Continuing operations	$(0.05)	$(0.03)	$0.25	$(0.01)	$0.15
Discontinued operations	(0.01)	—	(0.03)	(0.06)	(0.10)

	$(0.06)	$(0.03)	$0.22	$(0.07)	$0.05

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	475,066	476,308	476,898	477,126	476,349
Diluted	475,066	476,308	480,789	477,126	478,606

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08

Net inpatient revenues	$1,464	$1,391	$1,399	$1,431	$5,685
Net outpatient revenues	$620	$645	$649	$641	$2,555

Number of general hospitals (at end of period)	48	48	48	48	48
Licensed beds (at end of period)	13,273	13,270	13,256	13,287	13,287
Average licensed beds	13,292	13,272	13,261	13,272	13,274
Utilization of licensed beds	57.0%	53.1%	51.3%	51.7%	53.2%
Patient days	688,852	640,812	625,702	630,821	2,586,187
Adjusted patient days	971,476	927,945	916,104	918,560	3,734,085
Net inpatient revenue per patient day	$2,125	$2,171	$2,236	$2,268	$2,198
Admissions	135,513	129,340	128,525	129,235	522,613
Adjusted patient admissions	192,387	188,696	189,536	189,357	759,976
Net inpatient revenue per admission	$10,803	$10,755	$10,885	$11,073	$10,878
Average length of stay (days)	5.1	5.0	4.9	4.9	4.9
Surgeries	86,690	90,253	89,776	89,744	356,463
Net outpatient revenue per visit	$652	$686	$692	$694	$681
Outpatient visits	951,195	940,513	937,998	923,317	3,753,023

Sources of net patient revenue
Medicare	26.3%	25.1%	25.1%	25.6%	25.5%
Medicaid	8.4%	8.4%	8.6%	8.2%	8.4%
Managed care governmental	13.2%	13.0%	13.2%	13.9%	13.3%
Managed care commercial	40.2%	41.9%	41.5%	41.9%	41.4%
Indemnity, self-pay and other	11.9%	11.6%	11.6%	10.4%	11.4%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08

Net inpatient revenues	$1,464	$1,392	$1,405	$1,439	$5,700
Net outpatient revenues	$620	$647	$657	$648	$2,572

Number of general hospitals (at end of period)	48	49	49	49	49
Licensed beds (at end of period)	13,273	13,380	13,366	13,397	13,397
Average licensed beds	13,292	13,345	13,371	13,382	13,347
Utilization of licensed beds	57.0%	52.8%	51.0%	51.5%	53.1%
Patient days	688,852	641,425	627,942	634,421	2,592,640
Adjusted patient days	971,476	929,270	920,430	924,595	3,745,771
Net inpatient revenue per patient day	$2,125	$2,170	$2,237	$2,268	$2,199
Admissions	135,513	129,558	129,205	130,265	524,541
Adjusted patient admissions	192,387	189,168	190,843	191,069	763,467
Net inpatient revenue per admission	$10,803	$10,744	$10,874	$11,047	$10,867
Average length of stay (days)	5.1	5.0	4.9	4.9	4.9
Surgeries	86,690	90,363	90,146	90,166	357,365
Net outpatient revenue per visit	$652	$686	$695	$695	$682
Outpatient visits	951,195	942,944	945,569	932,678	3,772,386

Sources of net patient revenue
Medicare	26.3%	25.0%	25.1%	25.5%	25.5%
Medicaid	8.4%	8.4%	8.6%	8.2%	8.4%
Managed care governmental	13.3%	13.0%	13.3%	13.9%	13.4%
Managed care commercial	40.2%	41.9%	41.6%	41.9%	41.4%
Indemnity, self-pay and other	11.8%	11.7%	11.4%	10.5%	11.3%

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) net gain (loss) on sales of investments, (7) investment earnings (loss), (8) gain (loss) from early extinguishment of debt, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (13) amortization, and (14) depreciation. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three and nine months ended September 30, 2009 and 2008.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs and settlements, operating cash flows from discontinued operations, capital expenditures in continuing operations, and new hospital construction expenditures. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three and nine months ended September 30, 2009 and 2008.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to Tenet

Healthcare Corporation Common Shareholders

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2009	2008	2009	2008
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(3)	$104	$160	$58
Less: Net income attributable to noncontrolling interests	(2)	(2)	(8)	(3)
Preferred stock dividends	—	—	—	—

Income (loss) from discontinued operations, net of tax	(5)	(14)	(36)	(20)

Income (loss) from continuing operations	4	120	204	81
Income tax (expense) benefit	(3)	4	(12)	19
Investment earnings (loss)	2	12	(1)	21
Gain (loss) from early extinguishment of debt	(16)	—	97	—
Net gain on sales of investments	—	140	15	140
Interest expense	(112)	(106)	(342)	(312)

Operating income	133	70	447	213
Litigation and investigation (costs) benefit, net of insurance recoveries	(3)	5	(13)	(45)
Impairment of long-lived assets and goodwill, and restructuring charges	(7)	(1)	(13)	(4)
Amortization	(12)	(10)	(34)	(28)
Depreciation	(85)	(84)	(257)	(249)

Adjusted EBITDA	$240	$160	$764	$539
Less: Adjusted EBITDA of hospital without full calendar year of operating results	4	(2)	12	(10)

Same-hospital Adjusted EBITDA	$236	$162	$752	$549

Net operating revenues	$2,262	$2,140	$6,753	$6,408
Less: Revenues of hospital without full calendar year of operating results	24	13	70	15

Same-hospital net operating revenues	$2,238	$2,127	$6,683	$6,393

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	10.6%	7.5%	11.3%	8.4%
Adjusted same-hospital EBITDA as % of same-hospital net operating revenues (Adjusted same-hospital EBITDA margin)	10.5%	7.6%	11.3%	8.6%

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$120	$151	$284	$141
Less:
Income tax refunds (payments), net	(7)	—	15	(3)
Payments against reserves for restructuring charges and litigation costs and settlements	(109)	(23)	(165)	(79)
Net cash provided by operating activities from discontinued operations	3	29	31	33

Adjusted net cash provided by operating activities – continuing operations	233	145	403	190
Purchases of property and equipment – continuing operations	(78)	(100)	(216)	(332)
Construction of new and replacement hospitals	(13)	(9)	(47)	(65)

Adjusted Free Cash Flow – continuing operations	$142	$36	$140	$(207)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2009

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$66	$130
Less:
Net income attributable to noncontrolling interests	(8)	(13)
Preferred stock dividends	(6)	(6)
Loss from discontinued operations, net of tax	(60)	(40)

Income from continuing operations	140	189
Income tax (expense) benefit	5	(5)

Income from continuing operations, before income taxes	135	194
Net gain on sales of investments (a)	15	15
Interest expense, net	(460)	(445)
Net gain from early extinguishment of debt (a)	97	97

Operating income	483	527
Litigation and investigation costs	(25)	(15)
Impairment of long-lived assets and goodwill, and restructuring charges	(17)	(13)
Depreciation and amortization	(400)	(420)

Adjusted EBITDA	$925	$975

Net operating revenues	$9,000	$9,100
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	10.3%	10.7%

(a)	Management is not providing a forecast of these items for the remainder of 2009.

Additional Supplemental Non-GAAP Disclosures

Table #4 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Year Ending December 31, 2009

(Unaudited)

(Dollars in millions except per share amounts)	Low	High

Adjusted EBITDA (from Table # 3, above)	$925	$975
Depreciation and amortization	(400)	(420)
Interest expense, net	(460)	(445)

Normalized income from continuing operations before income taxes	65	110
Normalized income tax expense (a)	(24)	(41)

Normalized income from continuing operations	41	69
Preferred stock dividends	(6)	(6)
Net income attributable to noncontrolling interests	(8)	(13)

Normalized net income attributable to Tenet Healthcare Corporation common shareholders (a)	$27	$50

Weighted average shares outstanding (in millions)	492	492
Normalized earnings per share – continuing operations (a)	$0.05	$0.10

(a)	Uses normalized tax rate of 37.1 percent.

Table #5 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2009

(Unaudited)

(Dollars in millions)	Low	High

Net cash provided by operating activities	$253	$343
Less:
Income tax refunds, net	15	25
Payments against reserves for restructuring charges and litigation costs	(195)	(185)
Net cash provided by operating activities from discontinued operations	28	38

Adjusted net cash provided by operating activities – continuing operations	405	465
Purchases of property and equipment – continuing operations	(345)	(310)
Construction of new and replacement hospitals	(80)	(90)

Adjusted Free Cash Flow – continuing operations	$(20)	$65